UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/17/2005

NATCO GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-15603

DE	222906892
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2950 North Loop West, Suite 700, Houston, TX 77092
(Address of Principal Executive Offices, Including Zip Code)

713-683-9292
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Effective September 17, 2005, the Company and Patrick M. McCarthy entered into a second amendment to Mr. McCarthy's Employment Agreement, as amended. Under the terms of the second amendment, which was reviewed and approved by the Company's Board of Directors, Mr. McCarthy will continue to serve as President until June 30, 2006 unless sooner terminated by the Company or Mr. McCarthy on or after March 1, 2006. A copy of the second amendment is attached to this report as Exhibit 10.1 and is incorporated into this report by reference.

Pursuant to an earlier amendment to the Employment Agreement entered into in September 2004 following the departure of the Company's then Chief Executive Officer, if Mr. McCarthy were to remain employed in the capacity of President of the Company for a period of nine months following the appointment of a permanent Chief Executive Officer other than Mr. McCarthy, Mr. McCarthy would have the right to elect to terminate his employment at any time during the 10-day period following such nine-month anniversary and receive severance benefits equal to two times his base salary, his pro rata bonus for the year through the date of termination, continuation of health care benefits for a period of 18 months following termination, immediate vesting of all options granted prior to 2005 on the termination date and lapse of all restrictions on any restricted stock granted prior to 2005 on the termination date. Mr. McCarthy was granted option and restricted stock awards in June 2005 that were subject to forfeiture in the event Mr. McCarthy exercised this election. The 10-day period commenced on September 7, 2005 and terminated on September 17, 2005.

In the second amendment, Mr. McCarthy agreed to remain as President of the Company for an additional period to terminate no later than June 30, 2006 in consideration for: (1) receiving the amounts to which he would otherwise have been entitled had he exercised the election described above, with $247,000 of the amount due with respect to base salary to be paid to Mr. McCarthy on or before October 3, 2005 and the remaining $388,470 payable, at the Company's election, either in a lump sum or in bi-weekly payments over an 11-month period, commencing, in each case, on a date that is seven months after the date on which Mr. McCarthy separates from service; (2) continuation of salary and benefits through the date of termination, with salary subject to increase if the Board makes adjustments generally to the salary levels of the senior management team; (3) a guaranteed bonus for 2005 of not less than his target bonus (that is, 60% of his base salary), payable in accordance with the operation of the 2005 bonus plan; (4) a pro rata share of his target bonus for 2006, payable in accordance with the operation of the applicable plan then in effect; (5) the right to one-third of the options granted to him in June 2005 and the lapse of restrictions on one-third of the restricted stock granted to him in June 2005, in each case if Mr. McCarthy does not voluntarily terminate his employment prior to June 30, 2006; and (6) continuation of health care coverage for 18 months, commencing with the month following the last day of his employment. In the event of a change in control (as defined in the Employment Agreement) during the period of his continued employment, Mr. McCarthy will be entitled to the greater of the benefits described in the Employment Agreement offset by any amounts or entitlements described above that have been paid to that time. To the extent that the benefits are in conflict, Mr. McCarthy will receive the most favorable benefit.

All other terms of the employment agreement, including but not limited to Mr. McCarthy's agreement not to compete with the Company for a period of one year following his termination of employment, remain in full force and effect.

Mr. McCarthy will continue as a director of the Company for the remainder of his current term, which is scheduled to expire at the annual meeting of stockholders to be held in 2008.

The Company expects to incur a charge of $1.3 million in the third quarter of 2005 related to Mr. McCarthy's amended employment agreement, in addition to the previously accrued expense of $155,000 related to his 2005 bonus. The Company may incur additional charges with respect to acceleration of one-third of the options granted to Mr. McCarthy in 2005 and lapse of restrictions on one-third of the restricted stock awarded to Mr. McCarthy in 2005. An estimate of these charges will be accrued and expensed over remaining term of the Employment Agreement, as amended.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 20, 2005, the Company announced that its President, Patrick M. McCarthy, will be retiring as an officer of the Company following expiration of the current term of his Employment Agreement, as amended. Mr. McCarthy will continue as a director through his current term, which expires at the annual meeting of stockholders to be held in 2008. A copy of the press release announcing Mr. McCarthy's retirement is attached to this report as Exhibit 99.1.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

NATCO GROUP INC.

Date: September 21, 2005.	By:	/s/ Richard W. FitzGerald
Richard W. FitzGerald
Senior Vice President & Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment No. 2 to Employment Agreement between NATCO Group Inc. and Patrick M. McCarthy effective as of September 17, 2005
EX-99.1	Press release dated September 20, 2005